                                                                     Exhibit 5.1


                                  ATTORNEYS AT LAW             San Francisco, CA
                                                               415 693-2000

                                  Five Palo Alto Square        Menlo Park, CA
                                  3000 El Camino Real          650 843-5000
                                  Palo Alto, CA
                                  94306-2155                   San Diego, CA
                                  Main     650 843-5000        619 550-6000
                                  Fax      650 857-0663
                                  Boulder, CO
                                  303 546-4000

                                  Denver, CO
                                  303 606-4800

                                  www.cooley.com

                                  JAMES C. KITCH
                                  650 843-5027
                                  kitchjc@cooley.com




July 28, 1998


Coulter Pharmaceutical, Inc.
550 California Avenue, Suite 200
Palo Alto, California  94306-1440

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Coulter Pharmaceutical, Inc. (the "Company") of a Registration Statement on Form S-3 on July 10, 1998, as amended (the "Registration Statement"), with the Securities and Exchange Commission covering the offering of up to Two Million Three Hundred Thousand (2,300,000) shares of the Company's Common Stock, $.001 par value (the "Shares").

In connection with this opinion, we have (i) examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, (ii) assumed that the Amended and Restated Certificate of Incorporation, as set forth in Exhibit 3.1 of the Registration Statement, shall have been duly approved and filed with the office of the Delaware Secretary of State, and (iii) that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



/s/ James C. Kitch
------------------
James C. Kitch